FOR IMMEDIATE RELEASE

Ciena Strengthens Leadership in High-Speed Optics with Acquisition of Certain TeraXion Assets

HANOVER, Md. - January 19, 2016 - Ciena® Corporation (NYSE: CIEN), the network specialist, has entered into a definitive agreement with TeraXion Inc. to acquire its high-speed photonics components (HSPC) assets for approximately USD $32 million (CAD $46.6 million) in cash.

The asset purchase includes TeraXion’s high-speed indium phosphide and silicon photonics technologies as well as the critical underlying intellectual property. These technologies are key enablers of Ciena’s industry-leading WaveLogic coherent optical chipsets, which make the optical layer of next-generation networks more intelligent and responsive to today’s web-scale demands.

“The TeraXion HSPC assets advance Ciena’s established leadership in high-speed optics and enhance our ability to develop differentiated solutions that enable service providers to scale their networks with greater programmability and agility,” said Scott McFeely, Senior Vice President, Networking Platforms at Ciena. “This acquisition also reinforces our commitment to serving as a growth and innovation engine in Canada, which is home to our largest employee base and more than 50 percent of our global research and development team.”

As the pioneer and market leader in coherent technology, Ciena introduced the industry’s first commercially-available systems, including the deployment of coherent 100G since 2009. Today, Ciena has shipped over 75,000 coherent high-speed coherent line interfaces to more than 240 customers across the globe, with more than 80 million coherent kilometers deployed.
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About Ciena
Ciena (NYSE: CIEN) is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. Ciena leverages its deep expertise in packet and optical networking and distributed software automation to deliver solutions in alignment with its OPn architecture for next-generation networks. We enable a high-scale, programmable infrastructure that can be controlled and adapted by network-level applications, and provide open interfaces to coordinate computing, storage and network resources in a unified, virtualized environment. For updates on Ciena news, follow us on Twitter @Ciena or on LinkedIn. Investors are encouraged to review the Investors section of our website at www.ciena.com/investors, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use.
Note to Ciena Investors
Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-K, which Ciena filed with the Securities and Exchange Commission on December 21, 2015. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.